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                                                                   EXHIBIT 99.1


NEWS RELEASE
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                                                  [ELCOR CORPORATION LETTERHEAD]

PRESS RELEASE                                                      TRADED:  NYSE
FOR IMMEDIATE RELEASE                                              SYMBOL:  ELK


FOR FURTHER INFORMATION:

Harold R. Beattie, Jr.
Vice President, Chief Financial Officer and Treasurer
(972) 851-0523


            ELCOR'S CYBERSHIELD UNIT REPOSITIONS FOR IMPROVED RESULTS

DALLAS, TEXAS, January 29, 2002 . . . . Elcor Corporation said today that its
Cybershield subsidiary will close its manufacturing facility located in Canton, GA, and consolidate all activities of the Canton plant into Cybershield's Lufkin, TX manufacturing facility. Elcor also said that Cybershield's New Product Development Group, which is responsible for identifying and commercializing new applications for Cybershield's new proprietary metal patterning process, is moving into an expanded facility in Raleigh, NC.

In connection with Cybershield's plant closure and consolidation, Elcor expects to record between $5 and $6 million of nonrecurring pre-tax expenses during the March 2002 quarter, inclusive of approximately $1.8 million of cash costs.

Thomas D. Karol, Elcor's President and Chief Executive Officer, said, "We have concluded that current conditions and trends affecting our cellular handset business do not justify the continued operation of a two-plant manufacturing platform in North America. The closure of the Canton facility is expected to reduce Cybershield's fixed costs by approximately $2.4 million per year. After consolidation of manufacturing assets from the Canton plant, we estimate that Cybershield's Lufkin facility will be capable of supporting annual sales of up to $75-$100 million and adequately support our near term growth initiatives. New equipment related to the planned commercialization of Cybershield's proprietary metal patterning process is currently being installed at the Lufkin facility.

"Our strategy to reposition Cybershield for success in the current environment is based upon three broad initiatives: (1) a reduction in the break-even sales point for Cybershield's North American operations; (2) the successful commercialization of Cybershield's proprietary process for applying highly-detailed metal patterns and circuitry to plastic electronic enclosures; and (3) the establishment of a manufacturing presence for Cybershield in Asia.

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PRESS RELEASE
Elcor Corporation
January 29, 2002
Page 2


"The cost reductions expected to result from the Canton plant closure substantially complete our first initiative. We are very encouraged by the level of market interest that has resulted from our initial market development efforts in the metal patterning area, and hope to have the capacity in place to produce metal patterning in commercial quantities as early as June 2002. And finally, we are currently devising a number of low-risk alternatives to enter the Asian market," he concluded.

OTHER DEVELOPMENT

In an unrelated development, Elcor expects to recognize approximately $5.9 million of nonrecurring pre-tax income during the March 2002 quarter as a result of a recent favorable cash settlement of a dispute between Elk and one of its vendors.

CONFERENCE CALL

Elcor will host a conference call today, Tuesday, January 29, 2002, at 4:00 p.m. Eastern time (3:00 p.m. Central time). Interested parties can participate in the conference call by dialing 913-981-5510 and providing confirmation code 520281. The conference call will also be broadcast live over the Internet with access through the Elcor Website at www.elcor.com (Investor Relations / Calls & Presentations) or by visiting www.prnewswire.com.

SAFE HARBOR PROVISIONS

In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "outlook," "believe," "estimate," "potential," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "hope," or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, Elcor's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, as well as the other risks detailed herein and in the company's reports filed with the Securities and Exchange Commission, including, but not

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PRESS RELEASE
Elcor Corporation
January 29, 2002
Page 3


limited to, its Form 10-K for the fiscal year ending June 30, 2001, and subsequent Forms 8-K and 10-Q.

                                 - - - - - - - -

Elcor, through its subsidiaries, manufactures Elk brand roofing and building products, reconditions locomotive engine components, provides technology for gas processing, and metalizes plastic components for use in consumer electronic devices. Each of Elcor's principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).

Elcor's roofing and building products facilities are located in Tuscaloosa, Alabama; Shafter, California; Myerstown, Pennsylvania; Dallas and Ennis, Texas. Its electronics manufacturing services facilities are located in Canton, Georgia; Dallas and Lufkin, Texas; its locomotive engine products facility is located in Cleveland, Ohio; and its gas processing technology operation is located in Midland, Texas.